Exhibit 10.19

JOINT VENTURE CONTRACT

FOR THE ESTABLISHMENT AND OPERATION OF NEXT.E.GO BULGARIA AD

between

Next.e.GO Mobile SE

and

Advance Properties OOD

and

Next.e.GO Bulgaria AD

TABLE OF CONTENTS

1.	INTERPRETATION	8

2.	PARTIES TO THE CONTRACT	12

3.	ESTABLISHMENT OF THE COMPANY	13

4.	PURPOSE AND BUSINESS SCOPE	14

5.	TOTAL INVESTMENT AND REGISTERED CAPITAL, FINANCING	15

6.	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO E.GO’S INTELLECTUAL PROPERTY RIGHTS; REMEDIES FOR BREACH OF GUARANTEE	19

7.	TRANSFER OF EQUITY INTEREST AND CHANGE IN REGISTERED CAPITAL	20

8.	RESPONSIBILITIES OF THE PARTIES	22

9.	PURCHASE OF LAND	23

10.	CORPORATE GOVERNANCE	24

11.	ADVISORY BOARD	27

12.	BUSINESS PLAN AND BUDGET	28

13.	INTELLECTUAL PROPERTY AND LICENSE AGREEMENT	28

14.	LICENSED RIGHTS	29

15.	LABOUR	29

16.	IT AND DATA ACCESS	30

17.	FINANCIAL AFFAIRS AND ACCOUNTING	30

18.	TAXATION AND INSURANCE	32

19.	CONFIDENTIALITY	33

20.	JOINT VENTURE TERM	34

21.	TERMINATION AND LIQUIDATION	34

22.	LIABILITY FOR BREACH OF CONTRACT	36

23.	FORCE MAJEURE	36

24.	COVENANTS AND FURTHER ASSURANCES	36

25.	NOTICES	37

26.	APPLICABLE LAW	38

27.	SETTLEMENT OF DISPUTES	38

28.	MISCELLANEOUSPROVISIONS	39

TABLE OF DEFINITIONS

- A -

Advisory Board	31
Affiliate	8
AP	7
Articles of Association	8
Auditors	8

- B -

Bank Loans	19
BGB	8
BGN	8
Board	8
Budget	8
Business Day	8
Business Plan	8

- C -

Capital Increase I	17
Cash Call	20
Cash Cost	26
CEO	8
CFO	9
Chairman	9
Commerce Act	9
Company	7, 9
Confident ial Information	40
Continuing Shareholder	24
Contract	7
Control	9
COO	9
Current Articles of Association	8

- D -

Deadline	32
Defaulting Party	40
Director	9
Disclosing Party	40
Dispute	45

- E -

e.GO	7
Effective Date	9
Encumber	9
Encumbrance	9
Equity Interest	9
Establishment Date	14

- F -

Factory	10
Filing Authorities	10
Finance Documents	19
Force Majeure	10

- G -

Guarantee Claim(s)	22
Guarantee(s)	21

- I -

Indemnifying Party	42
Intellectual Property	10
IT-MMR	35

- J -

JV Terms	38

- L -

Land	11
Land Purchase Price	27
Land Purchase SH-Loan	27
License Agreement	11, 33
Licensed Rights	34

- N -

Non-Defaulting Party	40
Notice	43

- O -

Original Shareholder	23

- P -

Party/Parties	7
Permitted Transferee	11
Project	7
Proposed Shares	24
Public Transaction	12

- R -

Receiving Party	40
Recipient	39
Releases	11
Royalty Fee	33
Rules	45

- S -

Seller	24
Shares	12
State Aid MOU	8

- T -

Transfer Notice	24

- U -

Ultimate Controller	12
Urban Battery Electric Vehicle	7
Urban Battery Electric Vehicle Operation	7
Urban BEV	7
Urban BEV Operation	7

- V -

Vice Chairman	12

TABLE OF SCHEDULES

THIS EQUITY JOINT VENTURE CONTRACT (this “Contract”) is made on 23 December 2021 by and between:

Party A: Advance Properties OOD (“AP”), a limited liability company incorporated and validly existing under the laws of the Republic of Bulgaria, registered with the Commercial Register and the Register of Non-Profit Legal entities at the Registry Agency under [*];

Party B: Next.e.GO Mobile SE (“e.GO”), a European Stock corporation (Societas Europea) with its business address at Campus-Boulevard 30, 52074 Aachen, Germany, registered with the local court (Amtsgericht) of Aachen under HRB 24014;

Hereinafter referred to individually as a “Party” and collectively as the “Parties”, and

ND Group B.V., a Dutch limited liability company incorporated and validly existing under the laws of the Netherlands, registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under [*];

Next.e.GO Bulgaria AD (the “Company”), a Bulgarian joint-stock company incorporated and validly existing under the laws of the Republic of Bulgaria, registered with the Commercial Register and the Register of Non-Profit Legal entities at the Registry Agency [*];

WHEREAS:

(A)	The Parties are planning a long-term cooperation for the purpose of conducting business activities in the area of development, design, manufacturing, marketing and sale of urban electric passenger cars (the “Urban Battery Electric Vehicle Operation” or “Urban BEV Operation”, Urban BEV and Urban BEV Operation together the “Project”). These cars shall be produced and/or assembled by the Company in Bulgaria (“Urban Battery Electric Vehicle” or “Urban BEV”). The Project includes as well servicing of such cars and parts for private and commercial use and bringing these to market, in particular Bulgaria and other countries as specified in SCHEDULE [*]. The Parties want to combine their know-how and experience in the context of a joint venture enterprise, in order to realize the Project and jointly access new markets.

(B)	For this purpose, the Parties have established a common company in the legal form of a joint- stock company governed by Bulgarian law (the “Company”), of which e.GO shall hold 50.002% of the total registered share capital, of the Company and AP shall hold 49.998% of the total registered share capital of the Company.

(C)	The Parties have already established the Company which will be the intended joint venture company in Bulgaria for the purpose of conducting the business and the Project.

(D)	On 20th July 2021 the Company successfully entered into a Memorandum of Understanding with the Bulgarian Government according to which it will be eligible for an amount of state aid subject to completion of the Project and subject to entering into a definitive agreement between the Bulgarian Government and the Company which will constitute the legally binding obligation for the Bulgarian Government to grant the state aid to the Company. This Memorandum of Understanding (“State Aid MOU”) is attached as SCHEDULE [*] of this Contract.

(E)	After amicable negotiations, on the basis of equality and mutual benefit and in accordance with the relevant laws and regulations, the Parties agree to enter into the following Contract to regulate their respective rights and responsibilities in the operation and management of the Company.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Contract, unless otherwise expressly provided or the context requires otherwise:

“Affiliate” means, in relation to a Party, any person Controlling or Controlled by or under the common Control with such Party;

“Articles of Association” means the Articles of Association of the Company which will be adopted between the Parties to replace the Current Articles of Association and which will reflect the provisions of this Contract, and as may be further amended or superseded from time to time;

“Current Articles of Association” means the Company’s articles of association effective as of the date hereof attached hereto as [*];

“Auditors” mean the auditors appointed by the Company pursuant to Clause 17.2.1;

“Bank Loans” has the meaning given to it in Clause 5.7.

“BGB” means Bürgerliches Gesetzbuch (German Civil Code);

“BGN” or “Bulgarian leva” means the lawful currency of Bulgaria; “Board” means the board of directors of the Company;

“Budget” means the annual budget of the Company proposed by the Board and approved by the General Meeting of Shareholders from time to time;

“Business Day” means any calendarday other than a Saturday, Sunday or other calendar day on which national banking institutions in Bulgaria or in Aachen, Germany, are required by law to remain closed for the day;

“Business Plan” means the annual/five-year business plan of the Company proposed by the Board and approved by the Shareholders from time to time;

“CEO” means the Chief Executive Officer of the Company;

“CFO” means the Chief Finance Officer of the Company;

“Chairman” means the chairman of the Board;

“Commerce Act” means the Bulgarian Commerce Act, promulgated in SG no. 48/18 June 1991, as amended from time to time;

“Company” means Next.e.GO Bulgaria AD already established by the Parties as of the date hereof;

“Confidential Information” has the meaning given to it in Clause 21.6;

“Control” when used with respect to any person means the ownership of over fifty percent (50%) of the voting securities, registered capital or other equity interest of that person, whether directly or indirectly, and whether through the ownership of voting securities, by contract or otherwise; or the power to appoint, whether directly or indirectly, the chairman, vice-chairman, board of directors, chief executive officer, or equivalent decision-making body of that person, or the ability to exercise decisive influence over the respective person and for the purposes of this definition the general partner shall be deemed to control the limited partnership of which it is general partner;

“COO” means the Chief Operational Officer of the Company; “Defaulting Party” has the meaning given to it in Clause 21.2.1; “Director” means a director of the Company;

“Disclosing Party” has the meaning given to it in Clause 19.6;

“Dispute” has the meaning given to it in Clause 27.1;

“Effective Date” means the date on which the Contract has been executed by the Parties;

“Encumbrance” means any encumbrance or security interest of any kind whatsoever, including a mortgage, pledge, charge, assignment by way of security, lien, restriction, right to acquire, right of pre-emption, option, conversion right, third party right or interest and any agreement, whether conditional or otherwise, to create any of the foregoing and “Encumber” shall be construed accordingly;

“Equity Interest” means, in relation to a Party, the equity interest held by such Party in the Company;

“Establishment Date” has the meaning given to it in Clause 3.1.1; “Executive Director” has the meaning given to it in Clause 10.3.5; “Exclusive Right” has the meaning given to it in Clause 14.1;

“Factory” means the facility to be constructed by the Company in Lovech, Bulgaria for the production of the e.GO Urban BEV in accordance with the e.GO state of the art industry 4.0 production concept;

“Filing Authorities” means any governmental authorities (as applicable), the approvals and/or record-filing of which are required for this Contract and the establishment of the Company;

“Finance Documents” has the meaning given to it in Clause 5.7.3.

“Force Majeure” means an event which is not reasonably foreseeable or, if reasonably foreseeable, is beyond the reasonable control of the affected Party and, in either case, prevents total or partial performance by the affected Party. Such events shall include but are not limited to fire, flood, lightning, typhoon, earthquake or other acts of nature, sabotage, explosions, strike, war, riot, civil commotion, compliance with a law or governmental order, rule, regulation or direction, acts of government authorities;

“Guarantee” or “Guarantees” has the meaning given to it in Clause 6.1;

“Guarantee Claim” has the meaning given to it in Clause 6.2; “Indemnifying Party” has the meaning given to it in Clause 22.2;

“Intellectual Property” means any intellectual property rights existing from time to time under any law in any jurisdiction throughout the world, including: (i) patents (including design artefacts and documentations), utility models, rights in designs, patent applications and patent disclosures and statutory invention registrations, including reissues, divisions, continuations, continuations in part, extensions and re-examinations thereof; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, adaptations, derivations and combinations of the foregoing) and internet domain names, together with all goodwill associated with each of the foregoing, any and all common law rights and registrations and applications for the registration thereof, and all extensions and renewals of any of the foregoing; (iii) copyrights (including rights in computer software source codes, executable code, and databases), registered copyrights and copyright applications, mask works, net lists and schematics, and all rights or forms of protection of a similar nature or having equivalent effect to any of the foregoing which may subsist anywhere in the world, (iv) applications for any of the foregoing; (v) know-how and technical and proprietary information, including trade secrets, ideas, concepts, inventions (whether patented or not), developments, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, and manufacturing, engineering and technical drawings; and (vi) any other intellectual proprietary right registered or recognized by the laws of any country or state;

“Joint Venture Term” means the term of the Company as set out in Clause 20;

“JV Terms” has the meaning given to it in Clause 19.1;

“Land” means the sites occupying an overall area of approximately 194,351 square meters located in Lovech, Bulgaria, where the Factory will be constructed by the Company, comprising of: (a) land plot with plot identification number [*] with plot size of 173 511 sq.m., located in Lovech district, Lovech municipality, town of Lovech, Balkan Industrial Zone; type of ownership: private; type of territory: urbanized, permanent purpose: for another type of production, storage site (“Plot 1”), and (b) land plot with plot identification number [*] with plot size of 20 840 sq.m., located in Lovech district, Lovech municipality, town of Lovech 5500, [*]; type of ownership: private; type of territory: Urbanized; permanent purpose: for another type of production, storage site, with old number [*], Order for approval of KKKR № RD-18-10 / 17.04.2007 of the Executive Director of the Geodesy, Cartography and Cadastre Agency (in Bulgarian: Агенция по геодезия, картография и кадастър), Order for amendment of the KKKR № KD-14-11-1225 / 02.11.2011 of the Head of the Office of Geodesy, Cartography and Cadastre- Lovech (“Plot 2”), the boundaries of which are marked on the Land Map attached hereto as SCHEDULE [*] and which as at the date hereof is owned by Balkan AD, a Bulgarian joint-stock company with company registration number [*];

“License Agreement” means the Intellectual Property and Trademark License Agreement to be entered into e.GO and the Company on the date hereof in agreed form, by means of which e.GO will license to the Company certain Intellectual Property rights, trademarks, technology, know- how, etc. with regard to the Project;

“Non-Defaulting Party” has the meaning given to it in Clause 21.2.1;

“Notice” has the meaning given to it in Clause 25.1;

“Parties” has the meaning given to it in the Recitals;

“Permitted Transferee” means:

(a)	in the case of e.GO or any of its successors, any of its Affiliates, or any entity/entities which are solely required in direct connection with a Public Transaction, subject always to Clause 7.2 and under the condition that the respective entity will fulfil any commitment and obligation of e.GO vis-à-vis AP under this Contract;

(b)	in the case of AP or any of its successors, any of its Affiliates, subject always to Clause 7.2; and

(c)	in the case of either Party, where the other has given its prior consent in writing to the transfer and has agreed to treat the relevant transferee as a Permitted Transferee;

“Project” has the meaning given to it in the Recitals;

“Public Transaction” means, with respect to e.GO, e.GO’s intended public offering (initial public offering, private placement, direct listing, reverse merger or de-SPAC transaction and or alike) to eventually take place after the date of this Contract;

“Urban BEV Operation” has the meaning given to it in the Recitals; “Rules” has the meaning given to in in Clause 22.3;

“Receiving Party” has the meaning given to it in Clause 19.6;

“Recipient” has the meaning given to it in Clause 19.3;

“Releases” means, irrespective of any future model name changes, the current e.GO Life vehicle generation Release 10.1 (R10.1) as well as any further developed versions, future car body variants, model refreshes and updates of the Urban BEV e.GO Life referred to as e.GO Life releases by e.GO, (e.g. R11, R11.x, R12 or otherwise from time to time), which are substantially based on the current e.GO Life vehicle generation Release (R10.1), its platform and production system.

“Shares” means the shares in the capital of the Company owned by the Parties at any time; “Successor Models” means vehicles from the “A-Segment” (city and mini vehicles) as a substitute for the Urban BEV model e.GO Life in case of a discontinuation of such, in which case e.GO undertakes to enable the Company to continue producing a Successor Model

“Ultimate Controller” means the person who ultimately Control any other person directly or indirectly; and

“Vice Chairman” means the vice chairman of the Board.

1.2	In this Contract, a reference to:

1.2.1	a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each Party;

1.2.2	a statutory provision includes a reference to the statutory provision as modified or re- enacted or both from time to time whether before or after the date of this Contract and any subordinate legislation made under the statutory provision whether before or after the date of this Contract;

1.2.3	a person includes a reference to a government, state, state agency, corporation, body corporate, unincorporated association or partnership;

1.2.4	a person includes a reference to that person’s legal personal representatives, successors and assigns; and

1.3	a Clause, Schedule or Exhibit, unless the context otherwise requires, is a reference to a clause of or schedule or exhibit to this Contract.The Schedules to this Contract forms part of this Contract and shall have the same force and effect as if set out in the body of this Contract and references to this Contract include its Schedules.

1.4	The headings in this Contract do not affect its interpretation.

2.	PARTIES TO THE CONTRACT

2.1	The Parties

The Parties to this Contract are as follows:

Party A

Name	ADVANCE PROPERTIES OOD
Registered address	[*]
Legal representative	[*] [*]

Party B

Name	Next.e.GO Mobile SE
Registered address	Lilienthalstrasse 1, 52068 Aachen, Germany
Legal representative	[*] [*]

2.2	Representations and Warranties with respectto the Parties

2.2.1	Each Party represents and warrants to the other Party that:

(a)	it is a company duly organised, validly existing under the laws of its jurisdiction of incorporation;

(b)	it has full legal right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under this Contract and the Articles of Association to which it is a party;

(c)	its obligations under this Contract and the Articles of Association to which it is a party, will constitute legal, valid and binding obligations enforceable against it in accordance with their respective terms;

(d)	neither the execution nor performance of this Contract or the Articles of Association will conflict with, or result in a breach of (i) its articles of association or similar constitutional document; (ii) any agreement, arrangement, or obligation to which it is a party; or (iii) any currently effective laws, regulations, decrees or policies to which it is subject; and

(e)	it satisfies all qualification requirements under the relevant laws and regulations or otherwise imposed by the relevant Filing Authorities in relation to investor in conducting the business activities of the Company.

3.	ESTABLISHMENT OF THE COMPANY

3.1	Establishment

3.1.1	The Company has been registered under the Company No. (ЕИК) 206572818 in the Trade Register of the Registry Agency of the Bulgarian Ministry of Justice on 2 July 2021 (the “Establishment Date”).

3.1.2	Each of the Parties shall bear the costs and fees incurred in connection with the negotiation of the Contract on its own.

3.2	Name and Address of the Company

3.2.1	The name of the Company is: “Next.e.GO Bulgaria AD” in English and “Некст.е.ГО България АД” in Bulgarian.

3.2.2	The legal address of the Company is at [*], Bulgaria.

3.2.3	Subject to the relevant laws and the approval/filing by the relevant authorities (if required), the Company may establish branches, offices, subsidiaries or other places of business within Bulgaria subject to this Contract and the Articles of Association of the Company.

3.3	Joint-Stock Company

The Company shall continue as a joint-stock company in accordance with the laws of the Republic of Bulgaria. Unless otherwise agreed by the Parties in writing, a Party which has paid in full its committed contribution to the registered capital of the Company shall not be required to provide any further funds to the Company by way of capital contribution, loan, guarantee or otherwise unless explicitly regulated otherwise in this Contract or the Articles of Association of the Company. Creditors of the Company shall have recourse only to the assets of the Company and shall not seek repayment from any of the Parties, unless provided for otherwise in the facilities arrangements to be entered into between the Company and financing banks for the financing of the Company’s operations during the Project lifecycle.

3.4	Laws

The Company is a legal person established under the laws of the Republic of Bulgaria. The activities of the Company are governed and protected by the relevant published laws and regulations of the Republic of Bulgaria.

3.5	Independent Operation

The Company has independent management rights over its operation and shall be free to execute according to the agreed Business Plan and objectives. In the event that the Company is or will be exposed to any undue interference, the Parties shall endeavour to work together to prevent or eliminate such interference.

3.6	Articles of Association

On or promptly after the date hereof, but in any case, no later than the first Equity Investment by the Parties referred to in Clause 5.6.1 (a) below, the Parties will adopt the Company’s Articles of Association to replace the Current Articles of Association, where the Articles of Association so adopted will reflect the terms of this Contract.

4.	PURPOSE AND BUSINESS SCOPE

4.1	Purpose of the Company

The purpose of the Company is to establish the production, manufacturing, marketing, distribution and sales of the Urban BEV models “e.GO Life” developed by e.GO and its derivatives (“[*]”), Releases and Successor Models in line with the global market entry and sales strategy of e.GO. These Urban BEV models will be manufactured in Bulgaria and will be designated for the markets in Bulgaria and in other countries as specified in SCHEDULE [*]. This specification shows various countries in which the Company may initiate the supply with Urban BEV models “e.GO Life” and its Releases and Successor Models subject to the relevant terms laid out in the License Agreement.

4.2	Business Scope of the Company

The business scope of the Company is the development, engineering, industrialization, testing, production, marketing, sales, distribution and servicing of Urban BEV models e.GO Life and its Releases and Successor Models and parts for private and commercial use. The Company, directly or through its developed network, shall market, distribute and sell the Urban BEV models e.GO Life and their Releases and Successor Models in Bulgaria and in other countries as specified in SCHEDULE [*] to distributors and to end customers at market price. The distribution and sales by the Company to e.GO and any of its Affiliates shall be subject to separate agreements at arm’s length. The Company shall carry out its production and operation activities at the Factory which will be constructed and operational on the Land. The Company will procure and purchase the components to be used in the production from either the respective Original Equipment Manufacturers (OEMs) at prices of such OEMs or from e.GO based on OEM prices, always complying with the arm’s length principles resulting from applicable tax law requirements and based on an open-book calculation.

4.3	Further Consultation

The Parties acknowledge and agree that the Company’s purpose and business scope and the Parties’ cooperation as set out in this Contract is based on the current discussions and the Parties’ initial Budget, Business Plan and Financial Model, all attached as SCHEDULE [*]. During the Joint Venture Term, each Party may propose to the other Party changes or amendments to the Company’s purpose, business scope and the Parties’ cooperation set out in this Contract as to achieve economic, managerial or operational efficiencies and the Parties shall discuss such changes in good faith.

5.	TOTAL INVESTMENT AND REGISTERED CAPITAL, FINANCING

5.1	Total Investment; Structure of Investment

5.1.1	The planned total amount of investment in the Company required for the Project is

EUR [*]

(in words: ([*] euros).

5.1.2	The Parties intend to apply a capital structure (equity / debt ratio) of 50% : 50%. However, subject to Clause 5.7. hereof, the Parties may negotiate in good faith to increase the debt leverage to take advantage of affordable debt instruments which might be available for projects of this nature.

5.1.3	Should the Company not be able to secure the aforementioned equity / debt ratio (i.e.50% : 50%) the Parties shall in good faith negotiate with the aim to agree on a potential alternative scenario, such as postponing the Project or reducing the scope in order to realize a reduced investment amount to match the available funding.

5.2	Registered Capital

The amount of the registered capital of the Company as of the date hereof is BGN [*] (in words: fifty-thousand Bulgarian leva).

5.2.1	Contributions to Registered Capital

(a)	AP shall (ultimately) contribute to the registered capital of the Company 24,999 Bulgarian leva (BGN [*]) in cash, accounting for 49.998% of the total registered capital of the Company.

(b)	e.GO shall (ultimately) contribute to the registered capital of the Company 25,001 Bulgarian leva (BGN [*]) in cash, accounting for 50.002% of the total registered capital of the Company.

(c)	AP has contributed a partial amount of [*] Bulgarian leva (BGN [*]) of the registered capital of the Company.

(d)	e.GO has contributed a partial amount of [*] Bulgarian leva (BGN [*]) of the registered capitalof the Company.AP shall respectively contribute the remaining amount of [*] Bulgarian leva (BGN [*]) of the registered capital of the Company with the First Equity Investment referred to in Clause 5.6.1 (a).

(e)	e.GO shall respectively contribute the remaining amount of [*] Bulgarian leva (BGN [*]) of the registered capital of the Company with the First Equity Investment referred to in Clause 5.6.1 (a).

5.2.2	Registered Capital Increase

The Registered Capital shall be increased by BGN [*] to BGN [*] until 31 January 2022 or other later date as may be agreed between the Parties (the “Capital Increase I”). Of the new [*] shares thus created at a value of BGN 1 each, [*] shares will be taken over and subscribed by AP and [*] shares will be taken over and subscribed by e.GO. AP and e.GO shall pay their respective contribution amount to give effect to the Capital Increase I in accordance with the Commerce Act.

After the Capital Increase I is completed, the Company’s share capital will be as shown in the table below:

	Foundation		Capital Increase I
	Nominal Amount	%	Increase Amount	New Nominal Amount	%
AP	BGN [*]	49.998%	BGN [*]	BGN [*]	49.998%
e.GO	BGN [*]	50.002%	BGN [*]	BGN [*]	50.002%

Totals	BGN [*]	100%	BGN [*]	BGN [*]	100%

5.3	Late Payment of Registered Capital

5.3.1	If one Party fails to contribute its agreed proportion of the registered capital of the Company in a timely manner as required by this Contract, such Party shall pay simple interest to the Company on the amount of the part of the contribution not made in due time, for each day from the due date until the date on which such contribution is made, at the triple of the EURIBOR (Euro Interbank Offered Rate).

5.3.2	In the event that the interest referred to in Clause 5.3.1 is not paid by the Defaulting Party (as defined in Clause 21.2.1) in accordance with Clause 5.3.1, the Company may deduct such interest payment from the share of profit or from any other payment from the Company due to the Defaulting Party to the extent permitted by applicable laws.

5.4	Interim Share Certificates

After each contribution by a Party has been made to the registered capital of the Company according to Clause 5.2.1 (a) and 5.2.1 (b), including in the case of capital increases to affect the First Equity Investment and the Second Equity Investment in the Company referred to in Clause 5.6.1, the Company shall issue new share certificates to such Party in accordance with the Articles of Association. The Company, the Board or any member of the Board shall ensure that such Interim Share Certificates in relation to the Company’s shares have the following legend printed on the face thereof: “The shares represented by this certificate are subject to the transfer restrictions under the Articles of Association. Any transfer made in contravention of such transfer restrictions shall not be effective against the company” (in Bulgarian: „Акциите, представлявани от това временно удостоверение, са предмет на ограничения за прехвърляне съгласно устава. Всяко прехвърляне, направено в нарушение на тези ограничения, няма действие спрямо дружеството”).

5.5	Shareholder Loans

5.6	For the purpose of the initial funding of the Company, the Parties undertake to provide to the Company after the increase of the Registered Capital non-convertible subordinated shareholders’ loans at arm’s lengths conditions in the total amount of BGN [*] whereas e.GO will provide the amount of BGN [*] and AP will provide the amount of BGN [*]. Corresponding loan agreements will be agreed separately. It is intended, that these shareholder loans will be provided until 31 March 2022 or other later date as may be agreed between the Parties, if and when the Initial Business Plan requires this funding. Further Funding of the Company

5.6.1	For the purpose of further funding the Company, the Parties undertake to make respective Equity investments in tranches amounting up to a combined EUR [*] and according to the latest approved business plan / budget and subject to Clauses 5.1.2 and 5.1.3 as follows:

(a)	AP will provide to the Company the amount of up to EUR [*]; and

(b)	e.GO will provide to the Company the amount of up to EUR [*].

No Party will be obliged to make its respective Equity investment referred to above unless and until the other Party has made its own Equity investment (Zug-um-Zug). The Parties will inform each other of the intended Equity investment date and coordinate the Equity investments accordingly. To give effect to the Equity investments up to the total amount of EUR [*], separate procedures for share capital increase of the Company shall be conducted. Alternatively, the Parties may decide to provide non- convertible subordinated shareholders’ loans at arm’s lengths terms & conditions in proportion to their shareholding in the Company.

5.6.2	The Equity investments by way of capital increase and the registered capital of the Company shall at all times comply with the requirements of the Commerce Act. Without limiting the generality of the foregoing, the value of the Company’s net assets as provided for in Art. 247a. para. 2 of the Commerce Act shall not fall below the amount of the Company’s registered capital. Otherwise, the Parties will be afforded a period of one (1) year to resolve such imbalance in good faith.

5.7	Bank Loans (Debt)

5.7.1	The Company will seek to cover its funding requirement by borrowing the necessary funds amounting to max. 50% of the total investment volume from one or more reputable domestic or international banks or other financial institutions on terms and conditions approved by the Board (the” Bank Loan” or “Bank Loans”). However, if the Project requires or allows for a larger amount of funding by borrowing, the Parties will negotiate in good faith with the aim to agree on a potential alternative scenario, also including to increase the amount of Bank Loans above the aforementioned level of 50%. For the avoidance of doubt, no obligation to enter or realise such alternative scenario shall exist. The Parties and their respective shareholders shall not be obliged to provide and/or to participate in any guarantees, or the provision of any collateral, security or similar undertakings for the benefit of the Company pursuant to the Bank Loans, other than pledge of the shares held by each Party in the capital of the Company. Should the financing parties require that the Parties and/or their respective shareholders provide and/or participate in any such guarantees, or provide any collateral, security or similar undertakings for the benefit of the Company, other than pledge of the shares held by each Party in the capital of the Company, the Parties will in good faith discuss and negotiate appropriate course of action.

5.7.2	Should, for any reason whatsoever, the Company does not secure the Bank Loans as a source of funding of the Company and the Project, in full or in part, the Parties will reasonably and in good faith negotiate and implement additional sources of funding (either by way of equity contributions, shareholders’ loans, or otherwise). Should the Company not be able to secure the aforementioned equity / debt ratio (i.e. 50% : 50%), the Parties shall in good faith negotiate with the aim to agree on a potential alternative scenario, ranging from postponing the Project or reducing the scope with the aim of a reduced investment amount to match the funding available to the Company.

5.7.3	In case of event of default under the respective finance documents with regards to the Bank Loans (the “Finance Documents”), e.GO and AP will be ultimately severally liable in proportion to the Parties’ respective shareholding in the Company, including with respect to the premature repayment of the Bank Loans, it being understood and agreed that: (i) e.GO and AP will provide the necessary funds for such repayment pro rata to the Equity Interest respectively of e.GO and AP; and (ii), should the financing party/-ies seek performance by AP of the Company’s obligations under the Finance Documents in case of event of default under the Finance Documents, AP will be entitled to seek indemnification and recovery from e.GO., and e.GO will be obliged to recover to and indemnify AP for any and all re-payments of principal, interest, costs and fees pro rata to e.GO’s Equity Interest in the Company, and (iii) e.GO shall be entitled to the rights granted to AP under (ii) mutatis mutandis if the financing party/- ies seek performance by e.GO.

5.8	Each of the Parties, the Company and ND Group B.V. shall refrain from any actions and/or omissions which will, or are reasonably likely to, trigger a mandatory prepayment of any of the Company’s debt under the Finance Documents or a right of any financing party to require such mandatory prepayment, unless the relevant financing parties have waived their prepayment rights in connection with such action and/or omission or have provided their consent, as applicable. The Parties will aim to negotiate the Finance Documents in a manner that the Public Transaction is permitted pursuant to such Finance Documents and is carried out without any subsequent waivers and/or consents being requested from the financing parties to give effect to such transaction.

5.9	State Aid

5.9.1	Pursuant to the State Aid MOU the Company will be eligible for state aid up to the amount of EUR [*] subject to certain milestones and subject to entering into a definitive agreement between the Bulgarian Government and the Company which will constitute the legally binding obligation for the Bulgarian Government to grant the state aid to the Company.

5.9.2	Should for any reason whatsoever the access to the State Aid is delayed or not definitively granted, or is otherwise compromised, the Parties will in good faith negotiate implementing additional sources of funding of the Company (either by way of equity contributions, shareholders’ loans, external financing, or otherwise).

5.10	Funding Principles

5.10.1	Without prejudice to the obligations of the Parties in this Clause 5, the Parties anticipate that the Company shall be also self-funded from revenues derived from its operations.

5.10.2	Where a Budget approved or modified by the General Meeting of Shareholders provides that additional funding is required by the Company the Board shall call the Parties (each such call a “Cash Call”) to pay the Cash Call of the additional funding requirement and, where such funding is being provided by means of an equity subscription, to take all measures required for the Company to make the according increases in its share capital. Each Cash Call shall be paid by each of the Parties pro rata to their shareholdings in the Company.

5.10.3	Each Party shall pay in immediately available funds to the Company’s special bank account its respective share of each Cash Call within forty-five (45) Business Days of receipt of a Cash Call notice or within a longer period specified in such Cash Call notice.

5.10.4	The Parties shall provide the funding under the preceding clauses on the same terms and conditions unless the Parties agree otherwise.

5.10.5	If the Parties agree to provide the funding under this Clause 5.9 as equity and thus increase the share capital of the Company, it is hereby agreed that:

(a)	such funding shall be made on a pro rata basis in accordance with the Parties’ shareholdings in the Company;

(b)	simultaneously with approving the Budget, the Parties shall pass a resolution to approve the increases in the share capital of the Company which will be required by the Budget; and

(c)	if the Parties agree to provide the funding as debt, such debt shall be provided on terms and conditions agreed by the General Meeting.

5.10.6	The obligations of each Party to provide funding under this Clause 5.9 shall be several.

5.10.7	The Company shall not be entitled to make, nor shall the Parties be obliged to pay their respective shares of, any Cash Call should any order be made by a court for opening of insolvency proceedings (несъстоятелност) of the Company or a resolution be passed for the winding up (прекратяване) of the Company (otherwise than in the course of a restructuring (преобразуване) whilst being able to pay its debts).

6.	REPRESENTATIONS AND WARRANTIES WITH RESPECTTO E.GO’S INTELLECTUAL PROPERTY RIGHTS; REMEDIES FOR BREACH OF GUARANTEE

6.1	e.GO hereby guarantees in the form of independent promises of guarantee pursuant to sec. 311 BGB and in accordance with this Clause 6 to AP that the statements pursuant to this Clause 6 (collectively the “Guarantees”, and individually “Guarantee”) are correct and complete on the date hereof, provided that no other reference date is specified in the following. The Parties agree that the Guarantees do not constitute guarantees for the fitness of the goods in terms of sec. 443 BGB.

6.1.1	SCHEDULE [*] contains a complete list of all the Intellectual Property Rights owned by e.GO and required for development, design, manufacturing and sale of Urban BEV and the Project.

6.1.2	e.GO is the exclusive and unrestricted holder of the Intellectual Property Rights listed in SCHEDULE [*] or, to the extent that title to individual Intellectual Property Rights may not legally be transferred, the holder of exclusive rights of use to these Intellectual Property Rights, unlimited in time, geography or material content.

6.1.3	e.GO has full legal right, power and authority and has taken all actions necessary to execute and deliver, and to exercise its rights and perform its obligations under the License Agreement.

6.2	Where one of the Guarantees is breached, e.GO is obliged to place the Company in the same position as it would be in if the Guarantee had not been breached (specific performance) within twenty (20) Business Days of receiving notice of the breach of the Guarantee by AP or the Company. Where specific performance is not possible or is insufficient, e.GO shall pay monetary damages to the Company. Where specific performance is completely impossible, the monetary damages claim shall replace the claim for specific performance; otherwise, it is owed as supplement to specific performance. Where e.GO fails to provide such performance within the above period, AP may, at its sole discretion, demand in part or in whole, instead of specific performance, that e.GO pay to the Company the amount of money required for specific performance. This choice may be modified until performance is made in full. Only AP shall be entitled to claims based on a breach of the Guarantees (individually “Guarantee Claim” and collectively “Guarantee Claims”).

6.3	AP may not assert any Guarantee Claims to the extent that a third party, in particular, an insurer, compensates the Company in the scope that e.GO itself would be liable to compensate it under this Contract.

6.4	The claims under this Clause 6 shall become time-barred upon the expiry of a period of sixty (60) months from the Effective Date.

6.5	The Parties agree that this Contract conclusively regulates the remedies for a breach of the Guarantees and that, in the event of a breach of the Guarantees, AP is entitled to only those claims provided for in this Contract with the remedies provided for in this Contract. Any Claims and rights beyond those claims provided for in this Contract are excluded. This applies in particular, but not exclusively, to reliance claims as a result of pre-contractual liability pursuant to sec. 311 para. 2 and 3 BGB (culpa in contrahendo), claims due to a breach of duty arising under the contractual relationship, claims for reduction of consideration, rescission rights and claims in tort. The liability of the Parties for intentional misconduct remains unaffected.

7.	TRANSFER OF EQUITY INTEREST AND CHANGE IN REGISTERED CAPITAL

7.1	Transfer of Equity Interests

Neither AP nor e.GO shall, directly or indirectly, sell, transfer, pledge (or otherwise Encumber) or otherwise dispose of any Shares or Equity Interest (or part or all the economic or voting rights of such Shares or Equity Interest) at any time, unless this is permitted pursuant to Clause 7.8, or is consented to in writing by the other Party, and carried out in accordance with the terms of Clause 7.8. For the avoidance of doubt, e.GO will, at its sole discretion, conduct its Public Transaction, whereas the obligations for e.GO vis-à-vis AP under this Contract shall remain unchanged. It is hereby explicitly confirmed and agreed by ND Group B.V. that it will remain direct or indirect shareholder of e.GO for a period of at least 18 (eighteen) months after the Public Transaction takes place.

7.2	For the purposes of Clause 7.1, an indirect transfer shall, for the avoidance of doubt, include a transfer of shares or other equity interest in the Party or any of its direct or indirect shareholders or holding companies, other than transfer of shares as part of the Public Transaction.

7.3	Notwithstanding the provisions of Clause 7.1 either Party (the “Original Shareholder”) may sell or transfer any or all of its Shares to its Permitted Transferee (together with all rights and benefits of the Original Shareholder under this Contract), provided that in each case the Permitted Transferee enters into a Deed of Adherence the form of which is attached hereto as SCHEDULE [*] and that the Original Shareholder provides the Company and the other Shareholder with written notification of the proposed sale or transfer not less than ten (10) Business Days before transferring the Shares to such proposed Permitted Transferee, with such notification to include the identity of the Permitted Transferee and the number of Shares to be transferred. The Original Shareholder who has given a notice pursuant to the immediately preceding sentence shall provide promptly to the other Shareholder such information regarding the relevant Permitted Transferee (including its shareholders, management and assets subject to confidentiality restrictions) as has been reasonably requested by the other Party.

7.4	If a Permitted Transferee ceases to be a Permitted Transferee of an Original Shareholder, to the extent such Permitted Transferees holds any Shares:

7.4.1	the relevant Original Shareholder shall:

(a)	as soon as it becomes aware, immediately notify the other Party of the fact that such Permitted Transferee is no longer such Original Shareholder’s Permitted Transferee; and

(b)	shall procure that the Permitted Transferee, not later than 30 (thirty) Business Days after the date on which it becomes aware that such Permitted Transferee has ceased to be a Permitted Transferee, transfers legal and beneficial title to all (but not to a fraction of all Shares) of its Shares back to the Original Shareholder or to another Permitted Transferee of the Original Shareholder (which in either case is not in liquidation), failing which the Company may execute a transfer of the Shares on behalf of the Permitted Transferee and register the Original Shareholder as the holder of such Shares;

7.4.2	from the date on which such Permitted Transferee ceases to be such Original Shareholder’s Permitted Transferee, until the date on which the transfer pursuant to the immediately preceding Clause 7.4.1 has been completed, such Permitted Transferee shall not exercise any of the rights attaching to its Shares or any rights it has as a Shareholder, whether arising pursuant to this Contract, the Company’s Articles of Association, by operation of law or otherwise.

7.5	A Permitted Transferee may not make a further transfer of Shares unless it is to an Original Shareholder or to another Permitted Transferee of an Original Shareholder.

7.6	For the avoidance of doubt, nothing contained herein shall prohibit the free sale and transfer of Shares and Equity Interest between the Parties themselves.

7.7	Right of First Refusal

7.7.1	In case of an intended sale and transfer of Shares by either Party to a Permitted Transferee as defined under paragraph (c) of the definition of Permitted Transferee pursuant to Clause 1.1, the Party wishing to transfer its shares (“Seller”) to such Permitted Transferee must give an irrevocable notice (“Transfer Notice”) to the other Party (“Continuing Shareholder”) of the details of the proposed sale and transfer including:

(a)	the name of the transferee;

(b)	the number of Seller’s Shares intended for sale and transfer (“Proposed Shares”); and

(c)	the price (in cash) at which it wishes to transfer its Proposed Shares.

7.7.2	If the Continuing Shareholder gives notice to the Seller within twenty-one (21) calendar days of receiving the Transfer Notice (the first day being the day after it receives the Transfer Notice) that it wishes to buy the Seller’s Proposed Shares, the Continuing Shareholder shall have the right to do so at the price specified in the Transfer Notice.

7.7.3	The Continuing Shareholder is bound to buy the Proposed Shares when it gives notice to the Seller that it wishes to do so under Clause 7.7.2.

7.7.4	If, at the expiry of the period specified in Clause 7.7.1, the Continuing Shareholder has not notified the Seller that it wants to buy the Proposed Shares, the Seller may transfer all its shares in the Company to the buyer identified in the Transfer Notice at a price not less than the price specified in that notice, provided that it does so within six (6) months of the expiry of the period specified in Clause 7.7.2.

7.7.5	Each Party undertakes (in respect of the Shares that it holds) to give the approvals required for the transfer of shares under this Clause 7.7.

7.7.6	The Seller shall procure that, in relation to the Proposed Shares being sold in the Company, any buyer of such Proposed Shares who is not a Party hereto enters into a Deed of Adherence to this Contract at closing of the sale of such shares with the Continuing Shareholder.

7.8	If any Party attempts to transfer or Encumber any of its Shares or Equity Interest or any portion thereof to any person other than in accordance with the terms of this Clause 7 and the Articles of Association, the Company shall not, and the Parties shall procure that the Company, the Board or any member of the Board shall not, take any steps to register the transfer or encumbrance of any such Shares in the Shareholders’ Book (Книга на акционерите) of the Company and such transfer or encumbrance shall not be effective as against the Company.

7.9	Change in Registered Capital

7.9.1	Subject to the provisions of Clause 7 above, a new investor which intends to be the shareholder is supposed to contribute its capital by way of capital increase with the approval of the Parties in a meeting of the shareholders.

7.9.2	Any increase in the registered capital of the Company during the Joint Venture Term (as defined in Clause 20) shall require the unanimous approval of the Parties and, if required, the approval of the relevant Filing Authorities. If the approval of the relevant Filing Authorities is not required, such change should be filed for records with the Filing Authorities.

7.9.3	If the Parties agree to increase the registered capital, each Party shall have the right to subscribe to the Company’s increased registered capital in such amounts so as to maintain its respective percentage of Equity Interest in the Company. If any Party waives its right to subscribe for all or part of the increased registered capital, subject to the other Party’s respective internal approval and, if required, the approval of the relevant Filing Authorities, the other Party shall have the right to subscribe to the remaining unsubscribed amount, and the percentage of Equity Interest held by each Party in the Company shall be adjusted accordingly to reflect the change of the amount of contribution actually made by each Party to the registered capital of the Company. If the approval of the relevant Filing Authorities is not required, such change should be filed for records with the Filing Authorities.

7.9.4	Any increase of the registered capital through the contribution of non-monetary assets (contribution in-kind) is subject to the Parties’ unanimous consents, and the Party shall be allowed to contribute its non-monetary on the at-costs basis, if applicable, through a tax efficient way, to the extent permitted by applicable laws and regulations and in any case in compliance with the Commerce Act.

7.9.5	No third party shall be permitted to subscribe for the increase in the registered capital of the Company without the unanimous approval of the Parties.

7.10	Appraisal

For the purpose of the above-mentioned change and/or transfer of registered capital, the Parties shall jointly appoint a qualified appraisal company to conduct an official evaluation of the Company within a reasonable time period to be agreed upon by the Parties. This appointed or hired appraisal company should prepare the report. The cost for the appraisal under this Clause should be borne by the Parties. In case of contributions in-kind, the appraisal will be made to three independent experts appointed by the Bulgarian Registry Agency pursuant to the procedures and in compliance with the requirements set out in the Commerce Act

8.	RESPONSIBILITIES OF THE PARTIES

8.1	Responsibilities of AP

In addition to its other obligations under this Contract, AP shall:

8.1.1	procure that the Land is sold and transferred from Balkan AD to the Company and purchased by the Company by no later than 31 January 2022 as set out in Clause 9;

8.1.2	support the Company during the Factory design and construction process (including relations with the local authorities with regard to zoning and planning activities with regard to the Land and the Factory and obtaining the relevant permits during the Factory construction process,

8.1.3	facilitate discussions and conducting negotiations with banks with regard to securing the Bank Loans, the terms and conditions of which will be in any case subject to approval by the Board;

8.1.4	dedicate appropriate resources and staff to pursue the Project.

8.2	Responsibilities of e.GO

In addition to its other obligations under this Contract, e.GO shall:

8.2.1	Procure that the Land is acquired by the Company by no later than 31 January 2022 as set out in Clause 9.

8.2.2	Provide technical support on products, industrial engineering, factory planning, manufacture, IT concepts (including components), quality planning and control, etc. as provided for in the License Agreement.

8.3	Cost Allocation

8.3.1	Any cash costs incurred after the execution of the Contract incurred by AP or its relevant Affiliate under Clause 8.1 and incurred by e.GO under Clauses 8.2 may be billed at arm’s length to the Company as costs and expenses if such costs are agreed by the Company and the respective Party and included in the budget of the Company.

8.3.2	“Cash Cost” refers to the cash outflows cost of AP or e.GO (e.g. no depreciation or profit, etc.).

8.3.3	All costs within the Company’s budget will be reimbursed by the Company on a monthly basis. The reimbursement shall be due four (4) weeks after the receipt of the appropriate tax invoices.

8.3.4	The Parties shall procure that the Directors shall cause the Company to enter into appropriate agreements to document the provision of the goods or services that are to be reimbursed under this Clause 8 which will be subject to Board approval.

9.	PURCHASE OF LAND

9.1.1	AP shall procure that the Company will purchase and acquire the Land from Balkan AD for a total purchase price of EUR [*] (“Land Purchase Price”), of which the amount of EUR [*] will be the price for the acquisition by the Company of Plot 1 and of which the amount of EUR [*] will be the price for the acquisition by the Company of Plot 2, by no later than 31 January 2022 allowing the commencement of construction works and obtaining the relevant permits with regard to the Factory. The acquisition will be in the form of a notarial deed in agreed form to be delivered and executed between the Company and Balkan AD before a notary public in Lovech, Bulgaria. Each Party will procure that the Company obtains all necessary corporate actions to enter into the notarial deed and give effect to the sale and purchase of the Land.

9.1.2	In case the Bank Loan is, or the Bank Loans are not granted and sufficiently paid out enabling the Company to pay the Land Purchase Price, funding of the land acquisition shall be covered by AP by way of a non-convertible subordinated shareholder loan (“Land Purchase SH-Loan”) at arm’s length terms and conditions in the same amount of the Land Purchase Price.

9.1.3	In the event that the Bank Loan or Bank Loans are granted until 30 April 2022 and sufficiently paid out to the Company after the land purchase has been executed and fully closed, the Land Purchase SH-Loan shall be fully repaid by the Company to AP within 30 days after receiving the Bank Loan or Bank Loans.

9.1.4	Shall (i) the Company not be granted a Bank Loan or the Bank Loans until 30 April 2022 or other later date as may be agreed between the Parties and/or (ii) if the Parties were not able to organize alternative sufficient funding until 30 August 2022 or other later date as may be agreed between the Parties and/or (iii) the Parties have decided not to continue the Project, the Company shall (a) transfer the Land to AP within 30 days and (b) for which AP in turn will fully waive the Land Purchase SH-Loan (incl. any accrued interest). For the avoidance of doubt, if (i) and (ii) materialises, the License Agreement shall be automatically terminated and the obligations arising or in connection with from the License Agreement become null and void, it being understood and agreed that the license fee shall not be due and payable by the Company. The same automatic termination of the License Agreement applies in the event of (iii).

10.	CORPORATE GOVERNANCE

10.1	General Meetings

10.1.1	The General Meetings shall consist of the shareholders with voting rights.

10.1.2	The quorum for general meetings shall be 51 % of the issued share capital of the Company and decisions (apart from decisions on Shareholder Reserved Matters) shall be made by way of a simple majority.

10.1.3	The General Meeting shall resolve on certain matters as provided for in the Articles of Association. However, the following matters shall require approval from the holders of 100% of the issued capital of the Company:

(a)	Amendment and supplement to the Company’s Article of Association;

(b)	Increase and decrease of the registered capital of the Company or any change in the rights attached to the shares; issuance of new classes or types of shares, changing the type of the existing shares from the capital of the Company, acquisition by the Company of its own shares;

(c)	Issuance of debentures by the Company;

(d)	Any corporate restructuring including a sale or divestment of a material part of the business, merger, de-merger, spin-off, liquidation and winding-up of the Company, including reorganization of the Company in another corporate form;

(e)	Appointment and dismissal of members of the Board;

(f)	Approval of the Company’s Budget and Business Plan and any amendments/modifications thereto;

(g)	Release of the members of the Board from liability;

(h)	Any changes to the dividend distribution policy of the company;

(i)	Approval of the Company’s annual financial statements and any changes to the Company’s auditors or accounting policy;

(j)	Appointment and removal of auditors;

(k)	The determination of the remuneration package in relation to Board members of the Company to the extent that this package exceeds the designated amount in the then current Budget.

10.2	Board and Powers of the Board

The Board shall decide all major issues concerning the Company in accordance with this Contract and the Articles of Association, develop company policies and supervise the Company.

10.3	Directors and Chairman

10.3.1	The Board shall consist initially of six (6) Directors, where AP shall appoint three (3) Directors, and e.GO shall appoint three (3) Directors. Each Party may appoint or remove the Director nominated by it by written notice to the Company copied to the other Party. Any AP’s and e.GO’s Director shall be appointed, removed or replaced by the General Meeting upon request of AP or e.GO, as applicable; the General Meeting shall pass the relevant resolutions and procure that the Company takes such actions as may be required by Bulgarian law and/or the Articles of Association to promptly give effect to such appointment, removal or replacement, provided that the Director so nominated meets the relevant requirements of Bulgarian law and the Articles of Association and has provided all declarations and other documents and information reasonably requested by the Company in connection with his or her appointment as a member of the Board.

10.3.2	Each Director shall be appointed for a term of five (5) years and may serve consecutive terms if re-appointed by the Party that originally appointed him. The members of the first Board are appointed for a term of not more than three (3) years.

10.3.3	The Chairman position shall be taken by Director appointed by e.GO. The Vice Chairman position shall be taken by Director appointed by AP.

10.3.4	The Chairman shall exercise his authority as the chairman of the Board within the scope authorised by the Board. If the Chairman is unable to perform his responsibilities for whatever reason, the Vice-Chairman shall perform his/her responsibilities temporarily.

10.3.5	Two (2) Directors shall be appointed as Executive Directors. One (1) of them shall be from among the directors nominated by AP and one (1) of them shall be from among the nominated by e.GO. The Company shall be represented only jointly by the two (2) Executive Directors. The Company’s Executive Directors shall be appointed, removed or replaced by the Board upon request of AP or e.GO, as applicable. Each Party shall procure that the directors appointed to sit on the Board such Party pass the relevant resolutions and procure that the Company takes such actions as may be required by Bulgarian law and/or the Articles of Association to promptly give effect to such appointment, removal or replacement, provided that the Executive Director(s) so nominated meets the relevant requirements of Bulgarian law and the Articles of Association and has provided all declarations and other documents and information reasonably requested by the Company in connection with his or her appointment as an Executive Director.

10.3.6	Directors shall not be paid a salary by the Company, unless otherwise resolved by the General Meeting and, with respect to the Executive Directors, by the Board. Directors shall be reimbursed by the Company for their reasonable expenses incurred in attending the meetings of the Board (including but not limited to costs of transportation, catering and accommodation).

10.4	Matters Requiring Board Approval

10.4.1	Resolutions in respect of the following matters to be taken in respect of the Company shall only be adopted upon the unanimous affirmative vote of all Directors at a duly constituted meeting of the Board:

(a)	the establishment of subsidiaries of the Company;

(b)	material acquisitions and disposals of the Company outside of the Business Plan or the Budget with net sale/disposal proceeds in excess of EUR 50,000 and/or fair value in excess of EUR 50,000;

(c)	the assignment, charge and encumbrance of material assets of the Company;

(d)	the conclusion, modification and amendment to any agreement between the Company and a Party or any of their Affiliates or relatives;

(e)	termination or suspension of any business of the Company;

(f)	appointment of the Company’s senior management and determination of the remuneration package;

(g)	entering in potential acquisitions of subsidiaries or entering into similar cooperation;

(h)	the approval and trademark protection for the name and logo of the Company;

(i)	entering into agreements and undertaking of monetary obligations which exceed the amounts set forth in the Business Plan or the Budget, and the total annual value of which, whether in a single transaction or series of related transactions, exceeds EUR 50,000;

(j)	the establishment of branch companies;

(k)	except for overdraft facilities and trade credit in the ordinary course of business, the entering into or amendment of any financing arrangements, providing of guarantees or security, issuance of bonds or other debt instruments, or the raising of capital (including convertible instruments) outside of the Business Plan or the Budget; and

(l)	preparation and submission of draft Business Plan and Budget for an upcoming period to the General Meeting for approval.

10.4.2	All other matters excluding Clause 10.4.1 shall be only subject to a qualified majority affirmative votes of Directors at a duly constituted meeting of the Board with at least one (1) Director appointed by AP and one (1) Director appointed by e.GO voting in favour of the resolution.

10.5	Deadlock

10.5.1	If the Board is unable to reach an agreement on any matter required Board approval set forth in Clause 10.4.1 in any two (2) successive Board meetings or within thirty (30) days after such matter is first raised in a Board meeting, whichever is earlier (unless Clause 12.4 applies), either Party may deliver a deadlock notice to the other Party requesting that such matter be resolved by the Managing Director of AP and the Chairman of the Administrative Board of e.GO. The respective persons shall meet, in person or by telephone or video conference, in an attempt to resolve the matter within thirty (30) days of the delivery of the notice.

10.5.2	The Managing Director of AP and the Chairman of the Administrative Board of e.GO shall act in good faith, in the best interest of the Company and in consistent with best industry practice.

10.5.3	Until the matter is resolved, the Parties shall cause the Directors to operate the Company consistent with practices adopted and followed by the Company before the matter arose.

10.6	Senior Management

10.6.1	The Company shall have one (1) CxO which shall be appointed and dismissed by the Board.

10.6.2	The Company shall have one (1) CFO which shall be appointed and dismissed by the Board.

10.6.3	Members of the Board may also be assigned the roles from Clause 10.6.1 through 10.6.2 (e.g.: Chairman of the Board can also be CFO at the same time).

11.	ADVISORY BOARD

11.1	An advisory board (the “Advisory Board”) may be established at the Company upon the prior joint decision by e.GO and AP. Apart from its advisory function, the Advisory Board shall have no supervisory, audit duties or any other decision-making authority. The provisions of the Commerce Act shall therefore not apply to the Advisory Board. The General Meeting shall issue rules of procedure for the Advisory Board when it is constituted.

11.2	The Advisory Board shall be composed of up to six (6) members, half of whom shall be delegated or appointed by AP and the other half by e.GO. The shareholders may at any time replace a member of the Advisory Board delegated by them with a new member delegated by them. Managing Directors or employees of the Company may also be delegated as members of the Advisory Board. A member of the Advisory Board shall be of good reputation and public standing and may not be a competitor of the Company or predominantly work for a competitor of the Company, whereby the shareholders agree that affiliated companies of the shareholders shall in no case be deemed to be competitors.

11.3	The Advisory Board shall have a Chairperson who shall be appointed by unanimous vote of the Advisory Board members. The quorum of the Advisory Board requires the participation of at least four (4) members. As a rule, the Advisory Board shall decide by a simple majority. Each member of the Advisory Board shall have one (1) vote.

11.4	The Advisory Board shall hold regular meetings, but at least two (2) per fiscal year of the Company.

11.5	The members of the Advisory Board shall not receive any remuneration for their activities; however, they shall be entitled to reimbursement by the Company of their reasonable travel and communication expenses as evidenced by proper invoices.

12.	BUSINESS PLAN AND BUDGET

12.1	The activities and operations of the Company shall be conducted in full accordance with the jointly agreed Business Plan covering a five-year period with the initial business plan being included as SCHEDULE [*] to this Contract. The Initial Business Plan shall set out the key financial, operating and performance targets, statistics, criteria or performance indicators that the Company is to execute upon and adhere to for each year.

12.2	The Initial Business Plan shall be deemed approved by the Parties upon signing of this Contract without any further formalities in this regard. Not later than three (3) months prior to the end of the period covered by the then-current Business Plan or such other time as agreed by the General Meeting, the Company shall submit an updated Business Plan to the General Meeting for its approval. In the event that the updated Business Plan is not approved by the end of the period covered by the then-current Business Plan, the Company shall continue to operate in accordance with the then-current Business Plan until the disagreement with respect to the Business Plan is finally resolved in accordance with the procedures described in Clause 10.5.

12.3	The Initial Business Plan shall serve as the first budget as attached to this Contract as SCHEDULE [*] shall be deemed approved by the Parties upon signing of this Contract without any further formalities in this regard. Any subsequent budget covering a financial year based on the Business Plan shall be submitted by the Board to the General Meeting for its approval not later than the end of the second week of the last calendar month (the “Deadline”) of the immediately preceding financial year.

12.4	If the General Meeting has not approved the applicable Budget by the Deadline, the last approved Budget shall continue to apply for the first three (3) months of the subsequent financial year. In the event that such Budget is not approved within the first three months of the subsequent financial year, the Company shall continue to be operated in accordance with the last approved Budget until the disagreement with respect to the Budget is finally resolved in accordance with the procedures described in Clause 10.5.

13.	INTELLECTUAL PROPERTY AND LICENSE AGREEMENT

13.1	Either Party shall respect and shall not infringe and shall cause that its downstream Affiliates shall respect and not infringe any of the Intellectual Property of the other Party or its downstream Affiliates.

13.2	The Company shall only be entitled and authorized to sell the Urban BEV that are to be produced and distributed in accordance with the terms of this Contract under the “e.GO” brand and logo.

13.3	Simultaneously with and upon signing of this Contract, the Company shall enter into an intellectual property and trademark use license agreement (the “License Agreement”) with e.GO, substantially in the form attached as SCHEDULE [*] under which e.GO will grant a an exclusive license in respect of (i) the Republic of Bulgaria and (ii) other markets for which the Company has exercised its Right of First Refusal Markets I and Markets II (ROFR M-I and ROFR M-II) as specified in Schedule [*] and otherwise a non-exclusive, but in any case and under all circumstances a non-transferrable license to the Company for the use of Intellectual Property owned by e.GO and required for the production, marketing, distribution, offering and sale of e.GO Life and its Releases and Successor Models and e.GO Life subcomponents / sub-assembly groups and/or e.GO Life completely knocked down (CKD) parts solely and exclusively in connection to Schedule [*]. The Company shall pay the license fee of EUR [*] (in words: [*] euros) in two equal instalments of EUR [*] according to the Initial Business Plan. Payments are subject to sufficient funding of the Company, either debt and/or equity, whereby the Parties may decide to postpone the license fee payments as to match available funding. Any Intellectual Properties developed by the Company, in connection with or related to this Contract, shall be the property and shall remain with the Company. The Company shall pay in addition a royalty fee to e.GO of EUR [*] net per each Urban BEV model e.GO Life (the “Royalty Fee”) sold by the Company. The Company shall pay the vehicle related Royalty Fee to e.GO on a quarterly retroactive basis for such vehicles sold and fully paid by the customer during the respective quarter.

14.	LICENSED RIGHTS

14.1	e.GO shall grant the Company

(a)	an exclusive right in respect of the Republic of Bulgaria and other markets for which the Company has exercised its Right of First Refusal Markets I and Markets II (ROFR M-I and ROFR M-II) as specified in Schedule [*], and

(b)	otherwise a non-exclusive right for the use of Intellectual Property owned by e.GO and required for the production, marketing, distribution, offering and sale of e.GO Life and its Releases and Successor Models and e.GO Life subcomponents / sub-assembly groups and/or e.GO Life completely knocked down (CKD) parts, as further provided for in the License Agreement (the “Licensed Rights”).

14.2	AP or one of its Affiliates shall not enter into any cooperation with any other foreign companies or entities (including their entities established in Bulgaria) for manufacturing and sale of electric A0/A00 vehicle models during the term of the Licensed Rights.

15.	LABOUR

15.1	General Principles

15.1.1	Matters relating to the recruitment, employment, dismissal, resignation, wages, welfare, social insurance and other matters concerning the staff and workers of the Company shall be handled in accordance with relevant laws and regulations. In particular, the Company shall observe the laws and regulations in the following areas:

(a)	Working time;

(b)	Payment of compensation for working overtime;

(c)	Statutory social insurance and benefits;

(d)	Conclusion of labour contract;

(e)	Employment and management of outsourcing labourer and student interns;

(f)	Work related protections;

(g)	Paid holiday; and

(h)	Employment of the handicapped.

15.2	Working Personnel

15.2.1	All employees of the Company shall be recruited from the market, and each Party may recommend the appropriate candidates to the Company.

15.2.2	The Company shall employ Working Personnel at its own discretion on the basis of quality, capability and potential of the personnel to be employed by the Company. The qualifications and proficiency of each candidate shall be examined before employment. Labour contracts shall be entered into between the Company and each individual of the Working Personnel. The labour contracts shall be filed with the local labour management department (if required).

16.	IT AND DATA ACCESS

16.1	The IT department of the Company shall be responsible for the establishment and maintenance of IT systems suitable for the Company and, in particular, to provide related IT resources, including information, software and hardware to ensure production and operation of the Company in compliance with the defined mandatory minimum requirements by e.GO (the “IT-MMR”).

16.2	In order to implement the business scope of the Company and to ensure seamless financial interface with e.GO, the Company shall adopt suitable IT standards which shall be jointly defined by the Parties.

16.3	The data exchange between the Company and e.GO shall primarily be based on system - to -system interfaces (i.e., avoid human interactions such as office documents sent via email) to assure efficient, secure and non-manipulated information exchange. The definition of such IT interfaces shall be included in the IT-MMR.

16.4	The Company shall allow IT security assessments and audits by e.GO at least twice per year. The information security levels achieved by the Company shall not negatively impact any of the Parties’ IT systems and/or data. The Company shall assure that access to data (especially customer and product data) by unauthorized third parties is prevented.

17.	FINANCIAL AFFAIRS AND ACCOUNTING

17.1	Accounting System

17.1.1	The Company shall establish a state-of-the-art IT-solution for Reporting & Management Information Systems to ensure a transparent and reliable reporting to Parties in general and to e.GO in particular in accordance with IFRS and standards set out by e.GO to the extent that such standards do not conflict with IFRS. It shall cover the following, but not be limited to reports referenced in Clause 17.1.2 through 17.1.4 below.

17.1.2	Quarterly Reports

(a)	financial reports, including balance sheet, income statement and cash flow statements based on IFRS prepared in BGN and converted into Euro. Revolving financial forecasts should be prepared;

(b)	related sales report;

(c)	related purchasing reports;

(d)	related investment reports on detailed project basis;

(e)	related human resource reports, including personnel costs;

(f)	related Accounts Receivables and Accounts Payable;

(g)	potential claims against the Company;

(h)	business review reports; and

(i)	related audit reports.

17.1.3	Semi-Annual Reports

Revolving financial forecast.

17.1.4	Annual Reports

(a)	strategic long-term planning and development of the Company;

(b)	detailed monthly forecast (budget) for 1-2 (one to two) years as a budget base for the following year; and

(c)	annual audit reports prepared in accordance with IFRS, and standards set out by e.GO to the extent that such standards do not conflict with IFRS.

17.1.5	Monthly Reports

(a)	Production report including delivery and supply chain KPIs

(b)	Quality report including any deviation or non-conformity

(c)	Sales reports including order to sales and sales to delivery

(d)	Delivery report including any delay or backlog

17.2	Auditing

17.2.1	The General Meeting shall select through an official bidding process one of the Big Four Accounting Firms registered in the Republic of Bulgaria as the Auditors of the Company. The “Auditors” shall be changed regularly, in accordance with applicable laws and subject to approval by the General Meeting. The Auditors shall perform the audit of the financial statements of the Company with regard to IFRS. The cost of engaging the Auditors shall be borne by the Company.

17.2.2	Each Party’s Auditors shall have the right, at any time, to audit the financial statements, books and records of the Company with regard to IFRS.

17.3	Access to information

17.3.1	The Company shall provide to each Party:

(a)	within ten (10) Business Days after the end of each month, the unaudited balance sheet, income statement and cash flow statement of the Company;

(b)	within ninety (90) Business Days after the end of each financial year, the audited balance sheet, income statement and cash flow statement of the Company;

(c)	the next annual budget and multi-year Business Plan which should set forth the projected balance sheets, income statements and statements of cash flows of the Company for each month of, both the next year and the years after the next year, on annual basis, at least forty-five (45) days before the end of each financial year;

(d)	upon request from the Parties, access to unaudited balance sheet, income statement and cash flow statement of the Company; and

(e)	forty-five (45) days prior to each financial year the Parties will receive from the Company, a comprehensive operating budget of the Company´s revenues, expenses and cash position on a month-to-month basis for the upcoming fiscal year, in addition a five-year comprehensive plan on a year-to-year basis.

17.3.2	Each Party shall have the right to inspect the books of account and other financial records of the Company at any time during normal business hours by giving prior notice and take such copies thereof as it may require. Any such inspection shall be carried out at the cost of the Party requiring the same and without unnecessary disturbance to the business of the Company.

17.3.3	Each Party shall have the right to appoint accountants to undertake a financial audit and examination of the Company’s financial statements at any time during normal business hours by giving prior notice, and the other Party and the Company shall provide all reasonable assistance to such accountants. All expenses of such financial audit and examination shall be for the account of the appointing Party.

17.4	Profit Distribution

17.4.1	Unless the General Meeting of the Shareholders approves otherwise and subject always to the restrictions and covenants that may be provided for in the Finance Documents (if any), the Company shall distribute the undistributed profit of the Company in any particular year to the Parties in proportion to their Equity Interest, after making allocations to the relevant reserve funds in accordance with applicable law, to the maximum amount and extent possible without impairing the Company’s cash flows and working capital needs.

17.4.2	Notwithstanding the above, the Company shall not distribute profits unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed profit from previous years can be distributed together with that of the current year.

17.4.3	Profits to be distributed under this Clause 17.4 shall, at the request of the receiving Party, be transmitted electronically or by telegraphic transfer to an account at a bank specified in advance by the receiving Party or may be paid by such other means agreed to by the Parties.

18.	TAXATION AND INSURANCE

18.1	Taxes

18.1.1	The Company shall pay taxes in accordance with the relevant national and local laws and regulations of the Republic of Bulgaria. The Parties shall, and shall procure the Company to, use best endeavours to apply for and obtain preferential tax treatment, reductions and exemptions, as provided by relevant laws and regulations.

18.1.2	However, neither the Parties nor the Board nor any of its members shall be responsible for the fiscal obligations of the Company. Likewise, the Company shall not be responsible for any fiscal obligations of the Parties including payment of various taxes.

18.1.3	The Company shall fulfil the withholding obligation of the individual income tax in accordance with the Individual Income Tax Law and relevant tax laws of the Republic of Bulgaria. However, neither the Parties nor the Board nor their members individually shall be responsible for the fiscal obligations of the employees of the Company.

18.2	Insurance

18.2.1	The Company shall insure the assets of the Company.

18.2.2	Under appropriate risk management principles, the Board shall decide the necessary policies, coverage and amount of the insurances. The Board also has the right to decide to purchase by and under the name of the Company, after following transparent rules of purchasing bidding process, the required insurance policies from any leading and internationally reputable insurance company.

18.2.3	The Board shall report to the Parties on all insurance matters, including claims, which may touch their interest and impact the profit of the Company significantly, as soon as possible.

19.	CONFIDENTIALITY

19.1	The terms and conditions of the Contract (collectively, the “JV Terms”), including their existence, shall be considered Confidential Information (as defined in Clause 19.6) and shall not be disclosed by any of the Parties to any other person except that (i) each Party, as appropriate, may disclose any of the JV Terms to its current or bona fide prospective investor or strategic partner, shareholders, directors, officers, professional advisors, employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons are under appropriate nondisclosure obligations; and (ii) if any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws) to disclose the existence or content of any of the JV Terms in contravention of the provisions of this Clause, such Party shall promptly provide the other Party with written notice of that fact so that the other Party may seek a protective order, confidential treatment or other appropriate remedy and in any event shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, subject to prior written consent from the Parties which consent shall not be unreasonably withheld by each of the Parties, (a) the Parties shall jointly make a public announcement about the transaction contemplated in this Contract and (b) the Parties shall have the right to make disclosure and announcement in respect of the Contract and transactions contemplated thereunder to the extent expressly required by applicable laws.

19.2	During the Joint Venture Term and for a period of ten (10) years from the date of termination or expiration of this Contract for any reason whatsoever, the Receiving Party (as defined in Clause 19.6) of any Confidential Information (as defined in Clause 19.6) shall:

19.2.1	keep the Confidential Information confidential;

19.2.2	not disclose the Confidential Information to any person other than with the prior written consent of the Disclosing Party (as defined in Clause 19.6) or in accordance with Clause 19.3 and Clause 19.4; and

19.2.3	not use the Confidential Information for any purpose other than the performance of its obligations under this Contract during the Joint Venture Term.

19.3	During the Joint Venture Term, the Receiving Party may disclose the Confidential Information to any of its directors, officers, employees or advisors (each a “Recipient”) to the extent that such disclosure is reasonably necessary for the purpose of this Contract.

19.4	The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Contract as if the Recipient was a party to this Contract.

19.5	The obligations contained in Clause 19.1 to Clause 19.4 shall not apply to any Confidential Information which:

19.5.1	is required to be disclosed by any applicable law, any stock exchange regulation or any binding or judgment or order of any court or tribunal of competent jurisdiction or other competent government or regulatory authority having jurisdiction over such Party;

19.5.2	at the date of this Contract is in, or at any time after the date of this Contract comes into, the public domain other than through breach of this Contract by the Receiving Party or any Recipient;

19.5.3	can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known by the Receiving Party before disclosure by the Disclosing Party to the Receiving Party; or

19.5.4	subsequently comes lawfully into the possession of the Receiving Party from a third party.

19.6	For the purpose of this Clause, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one Party (the “Disclosing Party”) to another Party (the “Receiving Party”) whether before or after the date of this Contract including, without limitation, any information relating to the Disclosing Party and/or the Company’s products, operations, processes, plans or intentions, product information, know-how, design rights, trade secrets, market opportunities and business affairs.

19.7	The Parties acknowledge and agree that it shall cause all of its Affiliates to comply with Clause 19.2 to the extent Confidential Information is disclosed to such Affiliate and shall be liable for any breach of Clause 19.2 by any of its Affiliate as if it was such Party’s own breach.

19.8	The Parties acknowledge that the restrictions contained in this Clause are fair and reasonable, but if any such restriction shall be found to be unenforceable but will be valid if any part of it were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

20.	JOINT VENTURE TERM

The Joint Venture Term is ten (10) years which will be automatically extended for another five (5) years if neither Party makes any objection to such extension at least six (6) months before expiry of the initial Joint Venture Term. Each Party shall execute the relevant documents, complete the required procedures to formalize the extension of the Joint Venture Term and shall procure that each Director that it appointed will do the same.

21.	TERMINATION AND LIQUIDATION

21.1	Termination

This Contract shall be terminated:

21.1.1	upon expiration of the Joint Venture Term;

21.1.2	by mutual agreement in writing of the Parties; or

21.1.3	in accordance with Clause 21.2.

Upon the termination of this Contract, the Company shall be dissolved and liquidated in accordance with the provisions of Clause 21.3.

21.2	Termination Events

21.2.1	Any Party (the “Non-Defaulting Party”) may terminate this Contract with written notice to other Party (the “Defaulting Party”) on or at any time after the occurrence of any of the following events in relation to the Defaulting Party:

(a)	the Defaulting Party commits a material breach of this Contract and such breach is not remedied within ninety (90) days of the Non-Defaulting Party serving written notice on the Defaulting Party and requesting the Defaulting Party to remedy such breach;

(b)	the Defaulting Party fails to make funding and contributions to the registered capital of the Company in accordance with this Contract and the Non-Defaulting Party decides to terminate this Contract in accordance with Clause 22.2; or

(c)	the Defaulting Party becomes bankrupt or is the subject of proceedings for liquidation or dissolution or ceases to carry on business or becomes unable to pay its debts as they fall due.

21.2.2	Either Party may terminate this Contract with written notice to other Party on or at any time after the occurrence of any of the following events:

(a)	a Force Majeure occurs and continues for a period of more than one hundred and eighty (180) consecutive days;

(b)	the Company becomes bankrupt, becomes unable to pay its debts as they fall due or ceases to carry on business;

(c)	the Company fails to obtain or renew any material permits which have a substantial impact on the business operations of the Company.

21.2.3	In the event that one Party gives notice pursuant to Clause 21.2.1 or 21.2.2, the other Party shall within a one (1) month period after such notice is given commence negotiations and endeavour to resolve the matter leading to such notice. In the event that the matter is not resolved to the satisfaction of the Parties within one (1) month after commencement of negotiations or the non-notifying Party refuses to commence negotiations within the period stated above, the Non-Defaulting Party (upon the occurrence of an event under Clause 21.2.1) or either Party (upon the occurrence of an event under Clause 21.2.2) may give a written notice to the other Party that it wishes to dissolve the Company, in which case Clause 21.3 shall apply.

21.3	Liquidation Procedures

21.3.1	In the event that this Contract is terminated in accordance with Clause 21.1, the Parties shall procure that the General Meeting shall unanimously agree to dissolve the Company and the Company shall be dissolved and liquidated in accordance with this Clause 21.3. In case of any deadlock, the provisions of Clause 10.5 shall apply.

21.3.2	The Board shall conduct a thorough examination of the Company’s assets and liabilities and shall develop a liquidation plan which, if approved by the Parties, shall be executed under the Board’s supervision.

21.3.3	Prior to sale of the Company’s assets, the proprietary technology, technical documentation and related equipment licensed or made available by e.GO or its Affiliate to the Company shall be returned to e.GO, and all leased, borrowed or mortgaged equipment shall be returned to their respective owners. The Board shall then offer for sale the remaining assets of the Company and shall use every effort to obtain the highest possible price for such assets. Consideration shall be given to sale of the Company’s assets by public auction open to domestic and foreign bidders with a view towards sales at international market prices.

21.3.4	After the liquidation or division of the Company’s assets and the settlement of all of its outstanding debts, the balance of its assets shall be promptly paid to the Parties in proportion to their respective Equity Interest then in the Company.

22.	LIABILITY FOR BREACH OF CONTRACT

22.1	Breach of Contract

If any Party has concrete evidence about the breach by one Party and the respective Party failed to remedy such breach pursuant to Clause 22.2, the Non-Defaulting Party can suspend its own performance of this Contract until the breach by the Defaulting Party is fully cured or ceased, and such suspension of performance shall not be deemed as breach.

22.2	Remedy

In the event of breach by one Party, the Party asserting the breach shall give notice to the Party in breach (the “Indemnifying Party”), describing in reasonable details the breach being asserted and requiring the Indemnifying Party to remedy within certain period. Failure to remedy within one hundred and eighty (180) days entitles the Non-Defaulting Party to take legal actions in accordance with this Contract.

22.3	Liability for Breach

If one Party is in breach of contract and fails to remedy according to Clause 22.2 above, it shall be liable for any losses sustained by the Non-Defaulting Party and/or the Notifying Party as a result thereof, including the costs of legal proceedings and reasonable attorney’s fees.

23.	FORCE MAJEURE

23.1	If an event of Force Majeure occurs, to the extent that any contractual obligation (other than the obligations under Clause 22) of either Party cannot be performed as a result of such event, such contractual obligation shall be suspended while the Force Majeure subsists and the due date for performance thereof shall be automatically extended, without penalty, for a period equal to such suspension.

23.2	The Party encountering Force Majeure shall promptly inform the other Party in writing and shall furnish appropriate proof of the occurrence and duration of such Force Majeure. The Party encountering Force Majeure shall also use all reasonable endeavours to reduce the impact caused by Force Majeure.

23.3	In the event of Force Majeure, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable endeavours to minimise the consequences of such Force Majeure.

24.	COVENANTS AND FURTHER ASSURANCES

24.1.1	The Parties undertake to each other, and shall procure that the Company undertakes, to execute and perform all such deeds, documents, assurances, acts and things, to cooperate in obtaining all regulatory approvals and to exercises their voting rights in the General Meeting and the other corporate bodies of the Company and all powers and rights available to them, including, without limitation, the convening of all meetings and the giving of all waivers and consents and passing all resolutions reasonably required to ensure that the Parties and the members of the other corporate bodies and, so far as any obligations are expressed to be imposed upon it, the Company:

24.1.2	give effect to the terms of this Contract and the Articles of Associations;

24.1.3	adopt the Articles of Association to conform to this Contract;

24.1.4	enter into, deliver and execute the ancillary agreements provided for in this Contract, including the License Agreement and the notary deed for the Land;

24.1.5	other, as may be further provided for in this Contract.

24.1	The Parties shall use all reasonable endeavours to promote the interests of the Company.

24.2	The Parties shall refrain and shall use all reasonable endeavours to procure that all third parties directly or indirectly under their respective controls shall refrain from acting in a manner which hinders or prevents the Company from carrying on business in an efficient and proper manner.

25.	NOTICES

25.1	A notice under or in connection with this Contract (a “Notice”) shall be in writing in the English language and shall be delivered personally or sent by registered mail (postage prepaid), by a recognized courier service or by email to the Party due to receive the Notice.

25.1.1	A Notice to AP shall be sent to AP’s designated recipient at the following address, or such other recipient or address as AP may notify in writing to e.GO and the Company by not less than seven (7) Business Days from time to time:

AP
Recipient	[*]
Address	[*]
Email	[*]
With an email copy to	[*] (which shall not constitute notice)

25.1.2	A Notice shall be sent to e.GO’s designated recipient at the following address, or such other recipient or address as e.GO may notify in writing to AP and the Company by not less than seven (7) Business Days from time to time:

e.GO
Recipient	[*]
Address	[*]
Email	[*]

25.1.1	A Notice shall be sent to the Company’s designated recipient at the following address, or such other recipient or address as the Company may notify in writing to AP and e.GO by not less than seven (7) Business Days from time to time:

Company
Recipient	Executive Directors
Address	[*]
Email	[*]
With an email copy to	[*] (which shall not constitute notice)

25.2	Unless there is evidence that it was received earlier, a Notice is deemed given:

25.2.1	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

25.2.2	Notices given by registered mail (postage prepaid) shall be deemed effectively given on the tenth (10th) day after the date on which they were mailed (as indicated by the postmark).

25.2.3	Notices given by courier shall be deemed effectively given on the fourth (4th) day after they were sent by recognized courier service.

25.2.4	Notices given by email shall be deemed effectively given when the transmission of email is recorded on the sender’s computer.

26.	APPLICABLE LAW

26.1	Applicable Law

The validity, interpretation and implementation of this Contract shall be governed by German Law.

26.2	Salvation Clause

In the event that any provision of the Contract shall be or shall become invalid, unenforceable or unworkable the remaining provisions shall not be affected thereby. The invalid, unenforceable or unworkable provision shall be replaced by a provision coming closest to what had been intended by the Parties in setting out the invalid, unenforceable or unworkable provision, or would have been intended by the Parties had they considered the point. Any omission shall be filled accordingly.

27.	SETTLEMENT OF DISPUTES

27.1	In the event any dispute, controversy or claim (each, a “Dispute”) arises in connection with the interpretation or implementation of this Contract, the Parties, the Company, and ND Group B.V. as the case may be, shall attempt in the first instance to resolve such Dispute through friendly consultation. If the Dispute is not resolved in this manner within thirty (30) days after the date on which a Party has served written notice on the other Party in Dispute requesting the commencement of friendly consultation, then either Party may refer the Dispute to arbitration in accordance with the following provisions.

27.2	The arbitration shall be conducted in accordance with the provisions set forth under the ICC Arbitration Rules (the “Rules”):

27.2.1	all proceedings in any arbitration shall be conducted in English

27.2.2	seat of the arbitration shall be Geneva, Switzerland; and

27.2.3	there shall be an arbitration panel of three (3) arbitrators as mutually decided at the time of initiation of the arbitration, but such arbitrators will be appointed in compliance with the Rules.

27.3	Each party to the arbitration shall cooperate with the other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such the other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

27.4	The arbitration award shall be final and binding on the parties concerned, and the parties agree to be bound thereby and to act accordingly. The Parties acknowledge that if required to execute the arbitration award, application may be made to any court having competent jurisdiction for any order of enforcement of the award.

27.5	Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

27.6	The costs of arbitration, including reasonable attorneys’ fees, shall be borne by the losing Party, unless otherwise determined by the arbitration award.

27.7	If any Dispute occurs and if any Dispute is under arbitration, except for the matters under Dispute, the Parties shall continue to exercise their remaining respective rights and fulfil their remaining respective obligations under this Contract.

28.	MISCELLANEOUS PROVISIONS

28.1	Personal Data Protection

Each Party is obliged to comply strictly with the requirements of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation – GDPR) regarding any information relating to an identified or identifiable natural person.

28.2	Waiver

The failure to exercise or delay in exercising a right or remedy under this Contract shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any right or remedy under this Contract shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

28.3	Counterparts

This Contract may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Contract.

28.4	Entire Contract

This Contract and the other ancillary documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof, provided, however, that nothing in this Contract or related ancillary documents shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date hereof, which shall continue in full force and effect until terminated in accordance with their respective terms.

28.5	Drafting Presumption

This Contract shall be construed fairly as to each Party regardless of which party drafted it. Each Party acknowledges and agrees that each of them played a significant and essential role in the preparation, drafting and review of this Contract.

28.6	Independent Legal Advice

Each Party agrees and acknowledges that (a) each of them was afforded sufficient opportunity to obtain independent legal advice regarding this Contract and the transactions contemplated hereby; and (b) each of them fully understands all of the terms, conditions, restrictions and provisions set forth in this Contract and the other ancillary documents and the obligations and liabilities thereof.

28.7	Amendments

No amendment of this Contract shall be valid unless it is in writing and signed by or on behalf of each of the Parties and, if required, approved by or filed for records with the Filing Authorities.

28.8	Survival

The provisions of, and the obligations and benefits under Clauses 19 (Confidentiality), 22 (Liability for Breach of the Contract), 26.1 (Applicable Law) and 27 (Dispute Settlement) (and any Clause which is expressly or impliedly stated to do so) shall survive the termination of this Contract and the dissolution or liquidation of the Company.

28.9	Effectiveness

This Contract shall come into effect upon the Effective Date.

*** Signature page is following ***

IN WITNESS WHEREOF, the Parties hereto as weil as the Company ND Group B.V. have executed this Contract by their duly authorized representatives as of the date first above written.

For and on behalf of Next.e.GO Mobile SE	For and on behalf of Advance Properties 000

Aachen, ___December 2021

Signature	Signature
Name:	Name:
Title:	Title:

Aachen, ___December 2021

Signature
Name:
Title:

For and on behalf of Next.e.GO Bulgaria AD	For and on behalf of ND Group B.V.

____________,_ December 2021	Eindhoven, __December 2021

Signature	Signature
Name:	Name:
Title:	Title:

____________,_ December 2021	____________,_ December 2021

Signature	Signature
Name:	Name:
Title:	Title:

IN WITNESS WHEREOF, the Parties hereto aswell as the Company ND Group B.V. have executedthis Contract by their duly authorized representatives as of the date first above written.

For and on behalf of Next.e.GO Mobile SE	For and on behalf of Advance Properties 000

Aachen, December 2021	____________,_ December 2021

Signature

Name:	Name:

Title:	Title:

Aachen, ___December 2021

Signature

Name:

Title:

For and on behalf of Next.e.GO Bulgaria AD	For and on behalf of ND Group B.V.

Aachen, 23 December 2021	Eindhoven, 23 December 2021

Signature	Signature

Name:	Name:

Title:	Title:

____________,_ December 2021	____________,_ December 2021

Signature	Signature

Name:	Name:

Title:	Title:

IN WITNESS WHERE OF, the Parties hereto as well as the Company ND Group B.V. have executed t his Contract by their duly authorized representatives as of the date first above written.

For and on behalf of Next.e.GO Mobile SE	For and on behalf of Advance Properties 000

Aachen, ___December 2021	____________,_ December 2021

Signature	Signature
Name:	Name:
Title:	Title:

Aachen, ___December 2021

Signature
Name:
Title:

For and on behalf of Next.e.GO Bulgaria AD	For and on behalf of ND Group B.V.

Eindhoven, ___December 2021

____________,_ December 2021	____________,_ December 2021

Signature	Signature
Name:	Name:
Title:	Title:

SCHEDULE 1

[*]

SCHEDULE 2

[*]

SCHEDULE 3

[*]

SCHEDULE 4

[*]

SCHEDULE 5

[*]

SCHEDULE 6

[*]

SCHEDULE 7

[*]

SCHEDULE 8

[*]

SCHEDULE 9

[*]